Contact:

Investor Relations Department, Penn Engineering & Manufacturing Corp.

Mark W. Simon, Senior Vice President

Richard F. Davies, Treasurer

(215) 766-3660

For Immediate Release

PENNENGINEERING ANNOUNCES RESULTS FOR SECOND QUARTER 2004 AND DECLARES QUARTERLY CASH DIVIDEND OF SEVEN CENTS PER SHARE.

Danboro, PA. July 29, 2004 – Penn Engineering & Manufacturing Corp. (NYSE: PNN, NYSE: PNNA) today reported net income for the second quarter of 2004 increased 302% to $5,311,000, or $0.30 per diluted share, from $1,320,000, or $0.08 per diluted share, for the comparable 2003 quarter. Consolidated net sales increased 30% to $61,709,000 for the second quarter of 2004 from $47,439,000 for the comparable quarter of 2003.

For the six months ended June 30, 2004, net income increased 501% to $11,178,000, or $0.63 per diluted share, from $1,861,000, or $0.11 per diluted share, for the six months ended June 30, 2003. Consolidated net sales for the six months ended June 30, 2004 increased 36% to $125,016,000 from $92,253,000 for the six months ended June 30, 2003.

Today the Board of Directors declared a quarterly cash dividend of seven cents per share on both classes of common stock, payable October 15, 2004 to stockholders of record, October 1, 2004.

For the Fastening Technologies segment, operating income increased 284% to $16,961,000 for the six months ended June 30, 2004 from $4,422,000 in the similar period in 2003. Net sales increased 37% to $66,454,000 for the six months ended June 30, 2004 from $48,465,000 in the similar period in 2003.

For the Distribution segment, operating income increased 256% to $2,802,000 for the six months ended June 30, 2004 from $788,000 in the similar period in 2003. Net sales increased 49% to 33,590,000 for the six months ended June 30, 2004 from $22,557,000 in the similar period in 2003.

For the Motion Technologies segment, operating income increased 6% to $1,419,000 for the six months ended June 30, 2004 from $1,337,000 in the similar period in 2003. Net sales increased 18% to $24,972,000 for the six months ended June 30, 2004 from $21,231,000 in the similar period in 2003.

A discussion of the Company’s second quarter performance by Company executives will be held via telephone conference call, Friday, July 30, 2004 at 10:30 AM.  There will also be a question and answer period. To access the call, dial 1-800-901-5259, dial-in passcode 94292238.  If you are unable to be with us on July 30th, an audio replay will be available shortly following the call. Please dial 888-286-8010 or 617-801-6888, passcode 33753987. A simultaneous Webcast of the conference call will also be available on the Company’s website at www.penn-eng.com.  or www.fulldisclosure.com.

PENN ENGINEERING & MANUFACTURING CORP.

Income Statement Data

Amounts in Thousands, Except Per Share data

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net Sales	$61,709	$47,439	$125,016	$92,253
Cost of Products Sold	41,115	34,440	81,900	66,680
Gross Profit	20,594	12,999	43,116	25,573

Selling Expenses	6,033	5,482	12,442	10,711
General, and Administrative Expense	6,946	6,082	14,317	12,349
Operating Income	7,615	1,435	16,357	2,513
Other Income (Expense):
Interest income	12	54	62	101
Interest expense	(70)	(218)	(167)	(524)
Other, net	314	413	186	287
Total Other Income (Expense)	256	249	81	(136)

Income Before Income Taxes	7,871	1,684	16,438	2,377
Provision for Income Taxes	2,560	364	5,260	516
Net Income	$5,311	$1,320	$11,178	$1,861

Per Share Data:
Basic earnings	$0.30	$0.08	$0.64	$0.11
Diluted earnings	$0.30	$0.08	$0.63	$0.11

Weighted Avg. Shares Outstanding:
Basic shares	17,634	17,437	17,595	17,410
Diluted shares	17,898	17,598	17,866	17,490